Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-93229) of Datalink Corporation of our report on the consolidated financial statements of Incentra Solutions, Inc. and subsidiaries dated March 1, 2010, (which expresses an unqualified opinion and includes an explanatory paragraph relating to a filing for relief under Chapter 11 of the United States Bankruptcy Code and substantial doubt as to the ability of Incentra Solutions, Inc. and subsidiaries to continue as a going concern) which appears on page F-1 of Exhibit 99.1 of this Amendment No. 1 to Form 8-K/A of Datalink Corporation dated December 17, 2009.

/s/ GHP Horwath, P.C.

Denver, Colorado

March 1, 2010